EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                Contact: Jamie E. Levey
June 24, 2004                                        Investor Relations
                                                     (888) 319-6962

            Integrated BioPharma Responds to Recent Trading Activity

Hillside, N.J., June 24, 2004--Integrated BioPharma, Inc. (AMEX:INB) commented that it knows of no reason for the recent unusual trading activity affecting its common stock.

Integrated BioPharma's management is not aware of any material adverse change in the business or in the economic fundamentals of the company.

Based upon the current price of its common stock, the Company has adopted a stock repurchase plan giving management autonomy to purchase up to $3 million worth of the company's stock in open market transactions or privately negotiated transactions at the company's discretion.

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.